FOR MORE INFORMATION Jonathan Freedman 212.778.8913
For Immediate Release
Jefferies Financial Group Inc. (NYSE: JEF)
March 26, 2025
Jefferies Announces First Quarter 2025 Financial Results

Q1 Financial Highlights

$ in thousands, except per share amounts	Quarter End
	1Q25	1Q24
Net earnings attributable to common shareholders	$127,793	$149,641
Diluted earnings per common share from continuing operations	$0.57	$0.69
Return on adjusted tangible shareholders' equity from continuing operations[1]	8.0%	9.8%
Total net revenues	$1,593,019	$1,738,203
Investment banking net revenues[14]	$700,692	$727,010
Capital markets net revenues[14]	$698,284	$724,278
Asset management net revenues	$191,715	$273,383
Pre-tax earnings from continuing operations	$151,065	$220,242
Book value per common share	$49.48	$46.13
Adjusted tangible book value per fully diluted share[3]	$32.57	$30.89
Quarterly Cash Dividend
The Jefferies Board of Directors declared a quarterly cash dividend equal to $0.40 per Jefferies common share, payable on May 29, 2025 to record holders of Jefferies common shares on May 19, 2025.
Management Comments
"Our first quarter results reflect strength in Advisory, Debt underwriting and Equities offset by a meaningful decline in asset management investment return compared to the prior year quarter. The capital markets have become increasingly more challenging due to the uncertainties that have arisen around U.S. policy and geopolitical events. There remains strong dialogue around potential investment banking transactions (capital raising and advisory) and our high quality backlog continues to build. Its realization depends on confidence and visibility reemerging, which may be beginning.
"We remain very confident about our strategy, our team and our long-term growth opportunities across our global businesses and we will navigate this period of uncertainty the way we always do, by focusing on our clients and helping them address their challenges and opportunities, while watching our risk, maintaining record liquidity and striving to gain market share across our firm.
"Investment Banking net revenues from Advisory, Equity underwriting and Debt underwriting totaling $726 million for the quarter were up 7% versus the prior year quarter. We had strong performance in Advisory, which was up 17%, largely from market share gains, and Debt underwriting, which was up 54%, tempered by subdued performance in Equity underwriting, which was down 39% as the opportunity in the current year in sectors where we have more meaningful market share was down notably from the prior year's comparable period.
"Capital Markets net revenues of $698 million for the first quarter were down 4% versus the prior year quarter. Equities net revenues of $409 million increased 10% from the prior year quarter, with continued strong global performance across a variety of products. Fixed Income net revenues of $289 million decreased 18% from the prior year's exceptionally strong first quarter, driven by lower volatility translating to lower overall volumes.
"Asset Management fees and investment return revenues of $83 million for the quarter were down 53% from the prior year quarter. We achieved a modest increase in management fees and a significant increase in performance fees from our strong performance in calendar year 2024 that were realized in the first quarter of 2025. This was offset by considerably weaker investment return in the current quarter due to a difficult investment environment for a variety of strategies, particularly those with a long equity bias, compared to particularly strong performance in the prior year quarter across several strategies.
"We would also like to thank our clients and colleagues who came together in January as part of our Doing Good Global Trading Day, to proudly contribute $10 million to a variety of amazing charities to support Los Angeles wildfire relief efforts."

Richard Handler, CEO, and Brian Friedman, President

1 Jefferies Financial Group

Financial Summary (Unaudited)

$ in thousands	Three Months Ended
	February 28, 2025	November 30, 2024	February 29, 2024
Net revenues by source:
Advisory	$397,780	$596,707	$338,567
Equity underwriting	128,520	191,218	209,303
Debt underwriting	199,362	171,456	129,194
Other investment banking[14]	(24,970)	27,443	49,946
Total Investment Banking	700,692	986,824	727,010
Equities[14]	409,058	410,768	371,800
Fixed income	289,226	240,922	352,478
Total Capital Markets	698,284	651,690	724,278
Total Investment Banking and Capital Markets Net revenues[5]	1,398,976	1,638,514	1,451,288
Asset management fees and revenues[6]	88,630	13,752	59,657
Investment return	(5,634)	101,762	117,640
Allocated net interest[4]	(17,221)	(15,104)	(15,012)
Other investments, inclusive of net interest[13]	125,940	214,340	111,098
Total Asset Management Net revenues	191,715	314,750	273,383
Other	2,328	3,338	13,532
Total Net revenues by source	$1,593,019	$1,956,602	$1,738,203

Non-interest expenses:
Compensation and benefits	$841,127	$981,626	$926,871
Compensation ratio[15]	52.8%	50.2%	53.3%
Non-compensation expenses	$600,827	$670,114	$591,090
Non-compensation ratio[15]	37.7%	34.2%	34.0%
Total Non-interest expenses	$1,441,954	$1,651,740	$1,517,961

Net earnings from continuing operations before income taxes	$151,065	$304,862	$220,242
Income tax expense	$14,216	$86,117	$55,959
Income tax rate	9.4%	28.2%	25.4%
Net earnings from continuing operations	$136,849	$218,745	$164,283
Net earnings (losses) from discontinued operations, net of income taxes	—	5,155	(7,891)
Net losses attributable to noncontrolling interests	(6,983)	(8,262)	(7,438)
Preferred stock dividends	16,039	26,416	14,189
Net earnings attributable to common shareholders	$127,793	$205,746	$149,641

2 Jefferies Financial Group

Highlights

Three Months Ended February 28, 2025
•Net earnings attributable to common shareholders of $128 million, or $0.57 per diluted common share from continuing operations.
•Return on adjusted tangible shareholders' equity from continuing operations[1] of 8.0%.
•We had 206.3 million common shares outstanding and 254.3 million common shares outstanding on a fully diluted basis[2] at February 28, 2025. Our book value per common share was $49.48 and tangible book value per fully diluted share[3] was $32.57.
•Effective tax rate from continuing operations of 9.4% compared to 25.4% for the prior year quarter. The lower rate was primarily driven by the partial resolution of certain state and local tax matters.

Investment Banking and Capital Markets
•Investment Banking net revenues from Advisory, Equity underwriting and Debt underwriting totaling $726 million were 7% higher than the prior year quarter.
•Advisory net revenues of $398 million were higher than the prior year quarter, primarily attributable to meaningful market share gains and an increase in transaction levels across most sectors in the global mergers and acquisitions markets.
•Underwriting net revenues of $328 million were lower than the prior year quarter, as strong results in Debt underwriting were offset by reduced Equity underwriting activity, as overall industry opportunity slowed particularly in sectors where we have significant market share.
•Capital Markets net revenues of $698 million were lower compared to the prior year quarter. Equities net revenues increased from the prior year quarter, as results in our prime services business significantly increased over the prior year period. Additionally, revenues from global electronic trading business were also strong. Fixed Income net revenues decreased from the prior year quarter as strong results from our global structured solutions and securitized markets businesses were offset by lower results primarily attributable to our distressed trading and municipal securities businesses, which were particularly strong in the prior year quarter.

Asset Management
•Asset Management fees and revenues and investment return of $83 million were lower than the prior year quarter.
•Asset management fees and revenues increased, as strong performance across multiple managed funds resulted in higher performance fee income for the calendar year 2024 which were realized in the first quarter of 2025.
•Investment return decreased due to a difficult investment environment for a variety of strategies, particularly those with a long equity bias, compared to particularly strong performance across several strategies in the prior year quarter.

Non-interest Expenses
•Compensation and benefits expense as a percentage of Net revenues was 52.8%, compared to 53.3% for the prior year quarter.
•Non-compensation expenses slightly increased from the prior year quarter. The current year quarter includes approximately $17 million in charitable donations, including $10 million to support Los Angeles wildfire relief efforts, as well as a modest increase in business development expenses, while the prior year quarter includes the impact of $27 million in bad debt expenses associated with the shutdown of Weiss Multi-Strategy Advisers.

* * * *
Amounts herein pertaining to February 28, 2025 represent a preliminary estimate as of the date of this earnings release and may be revised upon filing our Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”). More information on our results of operations for the three months ended February 28, 2025 will be provided upon filing our Quarterly Report on Form 10-Q with the SEC, which we expect to file on or about April 9, 2025.
This press release contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current views and include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” "would," or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements may also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC. We undertake no obligation to update or revise any such forward-looking statement to reflect subsequent circumstances.
Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

3 Jefferies Financial Group

Consolidated Statements of Earnings (Unaudited)

$ in thousands, except per share amounts	Three Months Ended
	February 28, 2025	February 29, 2024
Revenues
Investment banking	$729,510	$679,065
Principal transactions	407,230	640,736
Commissions and other fees	288,300	245,543
Asset management fees and revenues	85,408	50,372
Interest	845,171	819,489
Other	117,245	116,737
Total revenues	2,472,864	2,551,942
Interest expense	879,845	813,739
Net revenues	1,593,019	1,738,203
Non-interest expenses
Compensation and benefits	841,127	926,871
Brokerage and clearing fees	109,436	109,670
Underwriting costs	17,846	18,484
Technology and communications	139,475	137,512
Occupancy and equipment rental	30,199	28,153
Business development	72,291	57,651
Professional services	72,466	77,844
Depreciation and amortization	30,988	43,202
Cost of sales	41,568	34,671
Other expenses	86,558	83,903
Total non-interest expenses	1,441,954	1,517,961
Earnings from continuing operations before income taxes	151,065	220,242
Income tax expense	14,216	55,959
Net earnings from continuing operations	136,849	164,283
Net losses from discontinued operations, net of income taxes	—	(7,891)
Net earnings	136,849	156,392
Net losses attributable to noncontrolling interests	(6,983)	(7,438)
Preferred stock dividends	16,039	14,189
Net earnings attributable to common shareholders	$127,793	$149,641

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Financial Data and Metrics (Unaudited)

	Three Months Ended
	February 28, 2025	November 30, 2024	February 29, 2024
Other Data:
Number of trading days	61	63	61
Number of trading loss days[7]	4	8	3
Average VaR (in millions)[8]	$13.13	$12.75	$15.13

In millions, except other data	February 28, 2025	November 30, 2024	February 29, 2024
Financial position:
Total assets	$70,219	$64,360	$60,933
Cash and cash equivalents	11,176	12,153	7,616
Financial instruments owned	26,087	24,138	23,212
Level 3 financial instruments owned[9]	781	734	589
Goodwill and intangible assets	2,038	2,054	2,064
Total equity	10,268	10,225	9,867
Total shareholders' equity	10,204	10,157	9,780
Tangible shareholders' equity[10]	8,166	8,103	7,716
Other data and financial ratios:
Leverage ratio[11]	6.8	6.3	6.2
Tangible gross leverage ratio[12]	8.3	7.7	7.6
Number of employees at period end	7,701	7,822	7,745
Number of employees excluding OpNet, Tessellis and Stratos at period end	5,994	5,968	5,790

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Components of Numerators and Denominators for Earnings Per Common Share

$ in thousands, except per share amounts	Three Months Ended
	February 28, 2025	February 29, 2024
Numerator for earnings per common share from continuing operations:
Net earnings from continuing operations	$136,849	$164,283
Less: Net losses attributable to noncontrolling interests	(6,983)	(6,452)
Allocation of earnings to participating securities	(16,039)	(14,189)
Net earnings from continuing operations attributable to common shareholders for basic earnings per share	$127,793	$156,546
Net earnings from continuing operations attributable to common shareholders for diluted earnings per share	$127,793	$156,546

Numerator for earnings per common share from discontinued operations:
Net losses from discontinued operations, net of taxes	$—	$(7,891)
Less: Net losses attributable to noncontrolling interests	—	(986)
Net losses from discontinued operations attributable to common shareholders for basic and diluted earnings per share	$—	$(6,905)
Net earnings attributable to common shareholders for basic earnings per share	$127,793	$149,641
Net earnings attributable to common shareholders for diluted earnings per share	$127,793	$149,641

Denominator for earnings per common share:
Weighted average common shares outstanding	206,046	211,535
Weighted average shares of restricted stock outstanding with future service required	(2,200)	(2,402)
Weighted average restricted stock units outstanding with no future service required	10,690	10,913
Weighted average basic common shares	214,536	220,046
Stock options and other share-based awards	5,287	2,894
Senior executive compensation plan restricted stock unit awards	2,625	2,351
Weighted average diluted common shares	222,448	225,291

Earnings (losses) per common share:
Basic from continuing operations	$0.60	$0.71
Basic from discontinued operations	—	(0.03)
Basic	$0.60	$0.68
Diluted from continuing operations	$0.57	$0.69
Diluted from discontinued operations	—	(0.03)
Diluted	$0.57	$0.66

6 Jefferies Financial Group

Non-GAAP Reconciliations
The following tables reconcile our non-GAAP financial measures to their respective U.S. GAAP financial measures. Management believes such non-GAAP financial measures are useful to investors as they allow them to view our results through the eyes of management, while facilitating a comparison across historical periods. These measures should not be considered a substitute for, or superior to, measures prepared in accordance with U.S. GAAP.
Return on Adjusted Tangible Equity Reconciliation

$ in thousands	Three Months Ended
	February 28, 2025	February 29, 2024
Net earnings attributable to common shareholders (GAAP)	$127,791	$149,641
Intangible amortization and impairment expense, net of tax	7,073	4,147
Adjusted net earnings to common shareholders (non-GAAP)	134,864	153,788
Preferred stock dividends	16,039	14,189
Adjusted net earnings to total shareholders (non-GAAP)	$150,903	$167,977

Adjusted net earnings to total shareholders (non-GAAP)[1]	$603,612	$671,908

Net earnings impact for net losses from discontinued operations, net of noncontrolling interests	—	6,905
Adjusted net earnings to total shareholders from continuing operations (non-GAAP)	150,903	174,882
Adjusted net earnings to total shareholders from continuing operations (non-GAAP)[1]	603,612	699,528

	November 30,
	2024	2023
Shareholders' equity (GAAP)	$10,156,772	$9,709,827
Less: Intangible assets, net and goodwill	(2,054,310)	(2,044,776)
Less: Deferred tax asset, net	(497,590)	(458,343)
Less: Weighted average impact of dividends and share repurchases	(94,936)	(67,475)
Adjusted tangible shareholders' equity (non-GAAP)	$7,509,936	$7,139,233

Return on adjusted tangible shareholders' equity (non-GAAP)[1]	8.0%	9.4%
Return on adjusted tangible shareholders' equity from continuing operations (non-GAAP)[1]	8.0%	9.8%

7 Jefferies Financial Group

Adjusted Tangible Book Value and Fully Diluted Shares Outstanding Reconciliation
Reconciliation of book value (shareholders' equity) to adjusted tangible book value and common shares outstanding to fully diluted shares outstanding:

$ in thousands, except per share amounts	February 28, 2025
Book value (GAAP)	$10,204,228
Stock options(1)	114,939
Intangible assets, net and goodwill	(2,037,906)
Adjusted tangible book value (non-GAAP)	$8,281,261

Common shares outstanding (GAAP)	206,250
Preferred shares	27,563
Restricted stock units ("RSUs")	13,950
Stock options(1)	5,065
Other	1,459
Adjusted fully diluted shares outstanding (non-GAAP)(2)	254,287

Book value per common share outstanding	$49.48
Adjusted tangible book value per fully diluted share outstanding (non-GAAP)	$32.57

(1)
Stock options added to book value are equal to the total number of stock options outstanding as of February 28, 2025 of 5.1 million multiplied by the weighted average exercise price of $22.69 on February 28, 2025.

(2)
Fully diluted shares outstanding include vested and unvested RSUs as well as the target number of RSUs issuable under the senior executive compensation plans until the performance period is complete. Fully diluted shares outstanding also include all stock options and the impact of convertible preferred shares if-converted to common shares.

8 Jefferies Financial Group

Notes
1.Return on adjusted tangible shareholders' equity and Return on adjusted tangible shareholders' equity from continuing operations represent non-GAAP financial measures and are based on full year or annualized amounts. Refer to schedule on page 7 for a reconciliation to U.S. GAAP amounts.
2.Shares outstanding on a fully diluted basis (a non-GAAP financial measure) is defined as common shares outstanding plus preferred shares, restricted stock units, stock options and other shares. Refer to schedule on page 8 for a reconciliation to U.S. GAAP amounts.
3.Adjusted tangible book value per fully diluted share (a non-GAAP financial measure) is defined as adjusted tangible book value (a non-GAAP financial measure) divided by shares outstanding on a fully diluted basis (a non-GAAP financial measure). Refer to schedule on page 8 for a reconciliation to U.S. GAAP amounts.
4.Allocated net interest represents an allocation to Asset Management of certain of our long-term debt interest expense, net of interest income on our Cash and cash equivalents and other sources of liquidity. Allocated net interest has been disaggregated to increase transparency and to present direct Asset Management revenues. We believe that aggregating Allocated net interest would obscure the revenue results by including an amount that is unique to our credit spreads, debt maturity profile, capital structure, liquidity risks and allocation methods.
5.Allocated net interest is not separately disaggregated for Investment Banking and Capital Markets. This presentation is aligned to our Investment Banking and Capital Markets internal performance measurement.
6.Asset management fees and revenues include management and performance fees from funds and accounts managed by us as well as our share of fees received by affiliated asset management companies with which we have revenue and profit share arrangements, as well as earnings on our ownership interest in affiliated asset managers.
7.Number of trading loss days is calculated based on trading activities in our Investment Banking and Capital Markets and Asset Management business segments, excluding certain Other investments.
8.VaR estimates the potential loss in value of trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of the calculation of VaR, see "Value-at-Risk" in Part II, Item 7A "Quantitative and Qualitative Disclosures About Market Risk" in our Annual Report on Form 10-K for the year ended November 30, 2024.
9.Level 3 financial instruments represent those financial instruments classified as such under Accounting Standards Codification 820, accounted for at fair value and included within Financial instruments owned.
10.Tangible shareholders' equity (a non-GAAP financial measure) is defined as shareholders' equity less Intangible assets and goodwill. We believe that tangible shareholders' equity is meaningful for valuation purposes, as financial companies are often measured as a multiple of tangible shareholders' equity, making these ratios meaningful for investors.
11.Leverage ratio equals total assets divided by total equity.
12.Tangible gross leverage ratio (a non-GAAP financial measure) equals total assets less goodwill and intangible assets divided by tangible shareholders' equity. The tangible gross leverage ratio is used by rating agencies in assessing our leverage ratio.
13.Beginning in fiscal 2024, we now refer to "Merchant banking" as “Other investments” in our Asset Management reportable segment.
14.Beginning in the fourth quarter of 2024, revenues from corporate equity derivative transactions historically included within Other investment banking net revenues were reclassified to Equities net revenues as the underlying business has matured and has started to generate meaningful revenues. Prior year amounts have been revised to conform to this reclassification change to the current year reporting.
15.Compensation ratio equals total compensation expense divided by total net revenues. Non-compensation ratio equals total non-compensation expense divided by total net revenues.

9 Jefferies Financial Group